Executed copy

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE made this____ day of ____________, 2004 (the "Lease"), by and between **NORWEGIAN REAL ESTATE LIMITED PARTNERSHIP**, a Pennsylvania limited partnership with offices located at 454 North Claude A. Lord Boulevard, Pottsville, Pennsylvania 17901 ("Lessor"), and **SCHUYLKILL OPEN MRI, INC.**, a corporation with an address of 6688 North Central Expressway, Suite 1190, Dallas, Texas 75206 ("Lessee").

Background

The Lessor is the owner of a certain office building located at Tunnel Road in East Norwegian Township, Schuylkill County, Pennsylvania (the "Center"), including the space consisting of 3,512 square feet more specifically described on Exhibit "A", attached hereto and incorporated herein by reference, and referred to herein as the "Premises". The parties desire that the Lessor lease to the Lessee and the Lessee lease from the Lessor the Premises upon the terms and conditions contained herein.

NOW, THEREFORE, the Lessor, for and in consideration of the rents and covenants hereinafter specified to be paid and performed by the Lessee, hereby leases to the Lessee and the Lessee hereby hires from the Lessor the Premises, as well as the right in common with the Lessor, its employees, invitees, customers and other tenants, to use the waiting areas, lavatories, passageways, entrances and exits, located immediately adjacent to the Premises, as reflected on Exhibit "A" (the "Common Areas"), all in accordance with the terms and provisions hereof.

1. Term of the Lease.

1.1. The initial term of this Lease shall be seven (7) years to commence as of the earlier of (a) ninety (90) days after Notice of Substantial Completion, or (b) the date Lessee or anyone claiming by, under, or through Lessee shall first occupy any part of the Premises for any purpose other than solely to construct or prepare the same for Lessee's initial occupancy (the "Commencement Date") and expire at midnight on the last day of the calendar month in which the seventh (7th) anniversary of the Commencement Date occurs (the "Term"). Each year during the Term or any Renewal Term (as hereinafter defined) shall sometimes be referred to herein as a "Lease Year."

1.2. Provided that Lessee has exercised any and all prior renewal options and provided further that this Lease is in full force and effect and Lessee is not in default hereunder, Lessee shall have the option to renew this Lease for two (2) additional terms of five (5) years (each such renewal term being referred to herein as a "Renewal Term") on the same terms and conditions as are set forth herein.

1.3. Subject to the provisions of Paragraph 1.2 hereof, this Lease shall automatically renew for a Renewal Term unless Lessee shall give written notice to Lessor of Lessee's election not to exercise its renewal option no later than sixty (60) days prior to the

expiration of the then current term of the Lease. Such notice shall be given in accordance with the provisions set forth elsewhere in this Lease for the giving of notices.

2. Use of Improvements to Premises.

2.1. Lessor shall be responsible for the erection and construction of the building and improvements that will comprise the location and facility comprising the Center, in accordance with the building plans and specifications that Lessor and Lessee have reviewed and approved prior to execution of the Lease. Such work shall include but not be limited to, the installation of water, sewer, gas, electrical and utility lines to and for use by and in the Premises, as well as all water, sewer, electrical, mechanical, heating, air conditioning, security system, lighting fixtures, floor coverings and decoratives in the common areas of the building, and all landscaping, signs, paving and lining of the grounds and parking lot surrounding the building.

2.2. Lessee shall, except as herein otherwise specifically provided, occupy and use the Premises solely for magnetic resonance imaging and related services and any other lawful purpose, subject to all zoning and other applicable laws, as long as said use is not offensive and does not disrupt the business of the Lessor's other tenants (hereinafter called the "permitted business"). Lessee will not use or permit, or suffer the use of, the Premises for any other business or purpose. Lessee shall not sell any items or provide any services except for the permitted business.

2.3. Lessor shall, at Lessor's cost and expense not to exceed Seventy Thousand Two Hundred and Forty Dollars ($70,240.00) (based on $20.00 per square foot) (the "Construction Allowance"), be responsible for construction of all improvements on the Premises required with respect to the use and occupancy of the Premises for the purposes set forth in Section 2.2 hereof in accordance with the plans and specifications of Lessee marked or identified on Exhibit "B", attached hereto and incorporated herein by reference ("Lessee's Improvements"). In the event that at any time the cost of construction of Lessee's Improvements exceeds the Construction Allowance, Lessor shall not be further obligated to construct Lessee's Improvements and Lessee shall, within ten (10) days after the request of Lessor, deposit in escrow with the Lessor an amount equal to the deficiency and upon such deposit in escrow, the Lessor shall then proceed with construction of Lessee's Improvements with such deficiency in cost to be paid from the sums retained in escrow.

2.4. If the Commencement Date shall not have occurred by within one (1) year from the date hereof, as said date may be extended pursuant to the provisions of this Section, Lessee shall have the option to cancel and terminate this Lease and the demised Term by giving notice to Lessor of such cancellation and termination with thirty (30) days next following the date one (1) year from the date hereof, as such date may be so extended. Upon the giving of such notice, this Lease and the demised Term shall expire and come to an end, and Lessor and Lessee shall each be released and discharged of and from any and all further liability under this Lease. If Lessee shall fail to give timely notice exercising the foregoing option to cancel and terminate this Lease and the demised Term, or if Lessee shall use or occupy any part of the Premises for the conduct of business, then, in either case, the demised Term shall commence in accordance with

the provisions of Section 1.1 and Lessee shall have no further right to cancel and terminate this Lease under the provisions of this Section. Lessor shall have the right to extend the completion deadline date, set forth in this Section, by a period equal to the aggregate of:

(a) The number of days, if any, of delay or delays in substantial completion of the work to be performed by Lessor occasioned by reason of Lessee's delay or delays in submitting any other plans or specifications or estimated, or in giving authorizations, or by reason of any additional work designated by Lessee pursuant thereto, or by reason of any changes by Lessee in any designations previously made by Lessee, or by reason of any other similar acts or omissions of Lessee; and

(b) The number of days, if any, of delay or delays in substantial completion of the work to be performed by Lessor occasioned by reason of any fire, strike, riot or insurrection, act of God, or any other cause beyond the control of Lessor.

2.5 Landlord shall permit Lessee to install and maintain signage at the Center, during the term and all renewals of this lease, which prominently displays the Lessee's name. Lessee's sign must comply with all zoning and other laws and be compatible with other signage at the Center.

3. Rental Payments. The Base Rent payable hereunder for the term of this Lease shall be calculated as set forth below, payable in monthly installments, without demand, on the first day of each month, beginning on the Commencement Date.

3.1. The rental payable by Lessee to Lessor for the first Lease Year shall be Fifty Two Thousand Six Hundred Eighty Dollars ($52,680.00) based on Fifteen ($15.00) Dollars per square foot.

3.2. The rental payable by Lessee to Lessor for the second Lease Year and each subsequent Lease Year shall be determined each Lease Year on the anniversary date of the Commencement Date. The rental payable shall be increased for each Lease Year based upon the increase in the Consumer Price Index since the beginning of the previous Lease Year with a minimum annual increase of 2%. For purposes of this Article, the term "Consumer Price Index" shall mean the Consumer Price Index, All Urban Consumers-Philadelphia; CPI-U, published by the Bureau of Labor Statistics of the United States Department of Labor, 1982-1984 = 100.

3.3. Lessor shall give Lessee notice of any such increase within a reasonable time after obtaining the necessary data for computing it. Lessor's computation shall be conclusive and binding, but shall not preclude any adjustment that may be required by a published amendment of the index figures upon which such computation was based unless Lessee notifies Lessor of any claimed error therein within sixty (60) days after such notice is given. Any dispute between the parties as to any such computation shall be resolved by arbitration. Any retroactive payments then due shall be payable within fifteen (15) days after the above provided notice is

given. If there is any subsequent redetermination of such amount, the parties shall promptly make the indicated adjustment.

3.4. If publication of the Consumer Price Index is discontinued, the parties shall accept comparable statistics on the cost of living for the City of Philadelphia, as such statistics are computed and published by a federal agency or by a recognized financial periodical selected by the parties or by arbitration. If comparable statistics are used in place of the Consumer Price Index, or if the Consumer Price Index figure is published at non-monthly intervals, the method of computation shall include all revisions required to carry out the intent of this Paragraph. If such adjustment is disputed by the parties, the matter shall be resolved by arbitration.

3.5. All sums payable by Lessee under this Lease, whether or not stated to be Base Rent or additional rent, including, as defined below, Tax Rent, Insurance Rent and Expenses Rent (hereinafter collectively referred to as "Rent"), shall be collectible by Lessor as Rent and in the event of a default in payment Lessor shall have the same rights and remedies as for a failure to pay Base Rent, without prejudice to any other right or remedy available therefor.

4. Taxes.

4.1. For the purposes of this Section the term "taxes" shall include all real estate taxes, taxes attributable to improvements to the Center or any part thereof made by any tenant (including, but not limited to, the Lessee hereunder) or by Lessor, or attributable to the installation in the Center or any part thereof of fixtures, machinery or equipment by any tenant (including, but not limited to, the Lessee hereunder) or by Lessor, assessment, water and sewer rents and other governmental impositions, levies, and charges (of or by any federal, state, municipal or other government or governmental or public authority, including, without limitation, any school district) of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall or may be levied, assessed, imposed, become due and payable, or liens upon, or arise in connection with the use, occupancy or possession of, or grow due or payable out of, or for, the Center or any part thereof, or any land, buildings or other improvements therein. Such term shall not include any charge, such as water meter charge and the sewer rent based thereon, which is measured by the consumption by the actual user of the item or service for which the charge is made.

4.2. For each Lease Year, Lessee shall pay to Lessor as additional rent (hereinafter called "Tax Rent"), the amount which is the result obtained by adding together the total of all taxes payable during the Lease Year, and multiplying that amount ("T") which is such total, the numerator of which ("N") shall be the floor area of the Premises and the denominator of which ("D") shall be the floor area of all leaseable floor area in the Center. Thus, Tax Rent equals: TxN/D. If, on the first day of any month in which Tax Rent is to be paid the amount of any tax included in the computation of "T" shall not have been determined by the taxing authority, then the amount of such tax as used in the computation of "T" shall be based on the amount of the corresponding tax for the immediately preceding Lease Year, or, if during the first

Lease Year, the year immediately preceding the first Lease Year, subject to immediate adjustment when the amount of such tax shall be determined and Lessee shall pay such adjusted amount upon billing by Lessor.

4.3. During each Lease Year Lessee shall pay to Lessor monthly in advance on the first day of each calendar month a sum reasonably determined by Lessor's as an estimate of Lessee's Tax Rent during the Year, any fractional month to be prorated on a per diem basis (calculated on a thirty (30) day month), and paid with the first payment of Base Rent.

4.4. During each Lease Year, Lessee shall continue to pay estimated amounts of Tax Rent to Lessor on the first day of each calendar month in advance but the foregoing estimated amount of Lessee's Tax Rent shall be adjusted and revised by Lessor at any time and from time to time on the basis of the actual taxes for the Year or the immediately preceding Tax Year, as the case may be, plus reasonably anticipated increases in such taxes. Upon Lessor furnishing to Lessee a written statement setting forth such revised Tax Rent, Lessee shall pay to Lessor such revised share in equal monthly installments, each such installment to be a sum equal to one-twelfth (1/12) of such revised Tax Rent, in advance on the first day of each calendar month until the next succeeding revision in such estimate.

4.5. Following the end of each Lease Year, Lessor shall furnish to Lessee a written statement covering the period just expired and showing the total taxes, the amount of Lessee's Tax Rent, and the payments made by Lessee during such period. In making the computations aforesaid, a bill or a photocopy thereof submitted by Lessor to Lessee shall be conclusive evidence of the amount of taxes so assessed, levied or paid.

4.6. If Lessee's Tax Rent exceeds Lessee's payments with respect to any Lease Year, Lessee shall pay to Lessor the deficiency within thirty (30) days after the furnishing of the statement from Lessor; if Lessee's payments exceed Lessee's Tax Rent, Lessee shall be entitled to a credit for such excess against payments next thereafter due to Lessor on account of Tax Rent.

4.7. If, after Lessee shall have made a payment of Tax Rent, Lessor shall receive a refund of any portion of the taxes on which such payment shall have been based, Lessor shall pay to Lessee that percentage of the net refund (exclusive of interest), after deducting all expenses (including but not limited to attorney's and appraiser's fees) incurred in obtaining such refund, which the portion of the tax in question paid by Lessee bears to the entire amount of such tax prior to the refund. Lessee shall not institute any proceedings with respect to the assessed valuation of the Center or any part thereof for the purpose of securing a tax reduction.

4.8. If any tax, charge, levy or excise on rents or other charges payable herein or in any other lease of any part of the Center or other tax, impost, charge, levy or excise (except income tax), however described, is or shall be levied, assessed or imposed by government or governmental or public authority (including, without limitation any school district) within whose boundaries or jurisdiction the Center is located, against Lessor on account of the rent or other

charges payable herein or in any other lease of any part of the Center, the same shall be included in taxes for the purposes of this Section.

4.9. There shall also be included in taxes any and all costs, fees and expenses paid to attorneys, appraisers and consultants for the purpose of reviewing, negotiating and contesting the amount of the taxes, the valuation or assessment of the Center or any portion thereof for tax purposes and any and all costs, fees and expenses arising out of or by reason of any legal or administrative proceedings related to the taxes, excluding fines, penalties and late payments charges and interest assessed or incurred by Lessor, which shall be the sole responsibility of the Lessor, unless caused by the Lessee's failure to pay its Tax Rent in a timely manner.

4.10. There shall be included in taxes any tax, impost, charge, levy or excise, however described (hereinafter called "Other Tax") which is not included in taxes pursuant to the other paragraphs of this Section but which is or shall be a substitute, in whole or in part, for any item which is, was or would be or become included in "taxes" pursuant to the other paragraphs of this Section or which is or shall be intended to produce revenue for a purpose for which any item which is, was or would be or become included in "taxes" pursuant to the other paragraphs of this Section was, is or shall be intended to produce revenue (whether or not such Other Tax is or shall be levied, assessed, imposed or collected by the same body as such item and including, without limitation, any tax imposed by the Commonwealth of Pennsylvania to raise revenue for school purposes in substitution for local real property taxes for such purposes), but for the purposes of inclusion in "taxes" such Other Tax shall be computed as though the Center were the only property of Lessor and as if any partners or venturers in Lessor or in any such partner or venturer had no interest in any other partnership or joint venture. Nothing in this paragraph shall be deemed to restrict, by implication or otherwise, the scope of the items to be included in taxes under the provisions of this Section, except that in no event shall income taxes, inheritance or gift taxes or franchise taxes be included in the "taxes" as such term is defined in this Lease. Other Tax shall not include any income, gross receipts or business privilege tax incurred by Lessor with respect to this Lease or payments hereunder.

4.11. Lessee's obligations under this Section shall survive the expiration of the term of this Lease. If this Lease terminates (other than by reason of Lessee's default) during a Lease Year, Lessee's obligation for Tax Rent with respect thereto shall be appropriately prorated.

5. <u>Insurance Rent</u>.

5.1. For the purposes of this Section the term "Insurance" shall include the insurance provided by Lessor under Section 7.1 hereof and any and all other insurance which Lessor is required to carry for the Center under state, federal and local law.

5.2. In each Lease Year, Lessee shall pay to Lessor as additional rent (hereinafter called "Insurance Rent"), the amount which is the result obtained by adding together the total of all Insurance premiums payable during the Lease Year, and multiplying that amount

("I") which is such total, the numerator of which ("N") shall be the floor area of the Premises and the denominator of which ("D") shall be the floor area of all leaseable floor area in the Center (excluding any floor area on any separate parcel(s)). Thus, Insurance Rent equals: IxN/D. If, on the first day of any month in which Insurance Rent is to be paid the amount of any Insurance premium included in the computation of "I" shall not have been determined by Lessor's insurance carrier, then the amount of such Insurance premium as used in the computation of "I" shall be based on the amount of the corresponding Insurance premium for the immediately preceding Lease Year, or, during the first Lease Year, the year immediately preceding the first Lease Year, subject to immediate adjustment when the amount of such Insurance premium shall be determined and Lessee shall pay such adjusted amount upon billing by Lessor. If the premium for any insurance is increased as a result of the nature of any business of a particular tenant of the Center, Lessor shall allocate such additional Insurance premium but only to that tenant.

5.3. During each Lease Year, Lessee shall pay to Lessor monthly in advance on the first day of each calendar month a sum determined by Lessor's as an estimate of Lessee's Insurance Rent during the Lease Year, any fractional month to be prorated on a per diem basis (calculated on a thirty (30) day month), and paid with the first payment of Base Rent.

5.4. During each Lease Year, Lessee shall continue to pay estimated amounts of Insurance Rent to Lessor on the first day of each calendar month in advance but the foregoing estimated amount of Lessee's Insurance Rent shall be adjusted and revised by Lessor at any time and from time to time on the basis of the actual Insurance premiums for the Lease Year or the immediately preceding Lease Year, as the case may be, plus reasonably anticipated increases in such taxes. Upon Lessor furnishing to Lessee a written statement setting forth such revised Insurance Rent, Lessee shall pay to Lessor such revised share in equal monthly installments, each such installment to be a sum equal to one-twelfth (1/12) of such revised Insurance Rent, in advance on the first day of each calendar month until the next succeeding revision in such estimate.

5.5. Following the end of each Lease Year, Lessor shall furnish to Lessee a written statement covering the period just expired and showing the total Insurance premiums, the amount of Lessee's Insurance Rent, and the payments made by Lessee during such period. In making the computations aforesaid, a bill or a photocopy thereof submitted by Lessor to Lessee shall be conclusive evidence of the amount of premiums so assessed, levied or paid.

5.6. If Lessee's Insurance Rent exceeds Lessee's payments with respect to the Lease Year, Lessee shall pay to Lessor the deficiency within thirty (30) days after the furnishing of the statement from Lessor; if Lessee's payments exceed Lessee's Insurance Rent, Lessee shall be entitled to a credit for such excess against payments next thereafter due to Lessor on account of Insurance Rent.

5.7. If, after Lessee shall have made a payment of Insurance Rent, Lessor receives a refund of any portion of the Insurance premiums on which such payment shall have been based, Lessor shall pay to Lessee that percentage of the net refund (excluding interest), after deducting all expenses (including but not limited to attorney's and appraiser's fees) incurred in

obtaining such refund, which the portion of the premium in question paid by Lessee bears to the entire amount of such premium prior to the refund.

5.8. Lessee's obligations under this Section shall survive the expiration of the term of this Lease. If this Lease terminates (other than by reason of Lessee's default) during a Lease Year, Lessee's obligation for Insurance Rent with respect thereto shall be appropriately prorated.

6. Operating Expenses.

6.1. Lessee shall pay all charges for telephone and all other costs and expenses arising out of the Lessee's use and occupancy of the Premises at any time after the date hereof, excepting real estate taxes, water and sewer rents, utilities and maintenance expenses relating to the Common Areas, snow removal, trash removal and cleaning, payment of which shall be made by and be the responsibility of Lessor subject to payment from Lessee of the Expenses Rent as described in this Section, Tax Rent, and Insurance Rent. Water and sewer service shall be separately metered and assessed for each tenant in the Center.

6.2. For the purposes of this Section the term "Operating Expenses" shall include all reasonable payments, costs and expenses incurred by Lessor relating to the operation and maintenance of the Center, including, but not limited to, the following: utilities and maintenance costs related to the Common Areas, snow removal, trash removal and cleaning services for the Premises, the Common Areas and the remainder of the Center. The term "Operating Expenses" shall specifically exclude capital depreciation to the Center, leasing commissions , tenant finish-out expenses, state and federal taxes.

6.3. During each Lease Year, and any extension or renewal thereof, Lessee shall pay to Lessor as additional rent (hereinafter called "Expenses Rent"), the amount which is the result obtained by adding together the total of all Operating Expenses payable during the preceding month, and multiplying that amount ("E") which is such total, the numerator of which ("N") shall be the floor area of the Premises and the denominator of which ("D") shall be the floor area of all leaseable floor area in the Center (excluding any floor area on any separate parcel(s)). Thus, Expenses Rent equals: ExN/D.

6.4. Since Lessee's Expense Rent is based on Operating Expenses for the preceding month, Lessee shall be obligated to pay the Expenses Rent for the final month of any Term one month later. Any termination of this Lease is expressly conditioned on the agreement that Lessee will pay Expenses Rent for the period of its occupancy of the Premises. If this Lease terminates at a point other than the end of a calendar month (other than by reason of Lessee's default), Lessee's obligation for Expenses Rent with respect thereto shall be appropriately prorated.

6.5. The Lessor agrees that management fees, charged by Lessor or by a third party hired by Lessor to manage the Center shall not increase more than five (5%) percent annually.

7. Insurance Obligations.

7.1. Lessor, subject to payment from Lessee of the Insurance Rent, will provide and keep in force during the term of this Lease, with respect to the buildings and improvements located upon the Premises, fire insurance with extended coverage and insurance against such other hazards as may be required by the mortgagees under any mortgage encumbering the Premises.

7.2. Lessee, at its own cost and expense, will provide and keep in force during the term of this Lease, fire insurance with extended coverage on personal property, including without limitation, furniture, fixtures, and equipment, and on the contents of the Premises, and on any property that Lessee moves onto the leased Premises. In the event Lessee fails to procure the property/contents insurance provided for in this provision, Lessor may, after ten (10) days notice to Lessee, obtain the required insurance and charge the cost to Lessee as additional rent, to be paid by Lessee on the first (1st) day of the month following the date on which Lessor obtains the policies and sends notice to Lessee requesting such payment.

7.3. Lessee, at its own cost and expense, will provide and keep in force during the term of this Lease, comprehensive general liability insurance, covering at least the hazards of "premises-operations" and "independent contractors", with minimum amounts of liability with respect to bodily injury of Five Hundred Thousand ($500,000.00) Dollars for each person and One Million ($1,000,000.00) Dollars for each occurrence and Three Hundred Thousand ($300,000.00) Dollars with respect to property damage. Such policies shall cover the Premises, including common passageways, and other property in or about the adjoining streets, shall be for the mutual benefit of Lessee and Lessor and shall include Lessor as an insured and shall be issued by insurance companies licensed to do business in Pennsylvania. Such policies shall provide for written notice of cancellation or material change to Lessor at least thirty (30) days before such cancellation or material change becomes effective.

8. General Provisions - Insurance.

8.1. Lessor and Lessee shall have the right to carry the insurance provided for in this Lease Agreement, or any portion of this insurance, under a blanket policy. Certificates evidencing that the above described insurance policies are in full force and effect shall be supplied to Lessor or Lessee, as the case may be, throughout the term of this Lease Agreement.

8.2. Copies of the renewal policies or certificates for all insurance required hereunder shall be deposited by Lessee with Lessor at least thirty (30) days prior to the expiration of existing policies, and upon failure to do so Lessor may immediately purchase, for the account of Lessee, the necessary insurance from any reputable insurance company without notice to Lessee, and Lessee shall reimburse Lessor for the cost thereof within ten (10) days after demand, plus interest at the rate of six (6%) per cent per annum from the date of Lessor's expenditures.

8.3. Lessor and Lessee do hereby waive any and all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible fire and extended coverage insurance policies to the extent of any recovery collectible under such insurance. Each party hereto agrees to notify its fire and extended coverage insurance carrier of such waiver and have its insurance policy properly endorsed, if necessary, so that insurance coverage will not be invalidated by reason of such waiver.

9. Personal Property of Third Parties on the Premises. Lessor covenants and agrees that any machinery and equipment which may at any time be located on the Premises, title to which is held by parties other than the Lessee, or in which third parties may have an interest secured by chattel mortgages, conditional sales agreements, or other security instruments, shall, as between Lessor and such third party or parties, remain removable personal property, and shall not be subject to distraint for rent or liable for any claim, lien or right which lessor may have against Lessee or the property of Lessee. Lessor will, at Lessee's request, execute any waivers that may be required by third parties to effectuate Lessor's agreement in this respect. Notwithstanding any other term herein to the contrary, Lessor shall not have any contractual or statutory lien (and Lessor hereby expressly waives the same) upon any patient information,files, scans and related patien information, and the computers or other equipment containing the same located within the Premises, and Lessee is hereby expressly given the right to maintain exclusive possession of the same and to remove such items at any time from the Premises.

Lessee covenants and agrees that its interest herein and its rights hereunder shall be subject and subordinate to any mortgage on the Center.

10. Parking. Lessee and its employees shall park their cars in those portions of the parking area designated for that purpose by Lessor. Lessee shall furnish Lessor with State automobile license numbers assigned to the Lessee's automobiles and automobiles of its employees within five (5) days after taking possession of the demised premises and shall thereafter notify Lessor of any changes within five (5) days after such changes occur. During the term hereof and any renewals or extensions, Lessee shall have five (5) parking spaces designated for Lessee's use. The exact location of the five (5) spaces will determined at a later date. The Lessor shall not responsible to "police" the five (5) spaces to prevent third parties from parking therein. Enforcement of the reserved parking spaces will be the Lessee's responsibility.

11. Municipal or State Improvements. Lessee agrees to pay, as additional rent, for any improvements to the Premises done or ordered to be done by any municipal or state authorities and to comply at its own cost and expense with all notices received from public authorities from and after the date hereof, to the extent that Lessee's occupancy of the Premises is the cause thereof, excepting the Improvements which shall be made at the expense of Lessor. Lessor shall be responsible to construct and maintain the common areas of the Center in compliance with all ADA requirements, laws, regulations and ordinances of any duly constituted authority.

12. Compliance with Laws. Lessee agrees from and after the date hereof to comply with all laws, ordinances and regulations of any duly constituted authorities which hereafter in

any manner may affect the Premises. Lessee shall have the right to contest or appeal from such laws, ordinances and regulations, and Lessor agrees to permit the proceedings to be brought in Lessor's name if and to the extent deemed necessary by Lessee to give Lessee standing or authority to prosecute any such contest or appeal, but all costs, fees and expenses incurred in connection with such proceedings shall be borne by Lessee. Lessee shall not violate or permit to be violated any of the conditions of the policies of insurance required to be maintained hereunder.

13. Indemnification of Lessor and Waiver of Claims. Lessee covenants and agrees to protect, exonerate, defend, indemnify and save Lessor harmless from and against any and all costs or liabilities which may arise as a result of Lessor being named as defendant in any action commenced against Lessor and/or Lessee arising from use of the Premises by lessee or its contractors, agents, servants, employees or licensees, unless caused by or due to the negligence or acts of Lessor, or its contractors, employees, agents, servants or licensees, and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any act, failure to act, condition, happening or occurrence whatsoever in and about the Premises unless caused by or due to the negligence or acts of Lessor, or its contractors, employees, agents, servants or licensees, and will further protect, exonerate, defend, indemnify and save Lessor harmless from and against any and all claims arising from any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed, pursuant to the terms of this Lease Agreement, including but not limited to any covenant, condition or restriction now of record affecting the premises, or arising out of any contract or lease made by or assigned to Lessee relating to the Premises, or arising from any act or negligence of Lessee or any of Lessee's agents, contractors, servants, employees or licensees, performing work on or about the Premises or arising from any accident, injury or damage whatsoever, caused to any person, firm or corporation during the term of this Lease, in or about the Premises, or upon the sidewalks and curbs adjoining the same or in any passageway appurtenant thereto unless caused by or due to the negligence of Lessor, its contractors, servants, agents, employees or licensees; and from and against all costs, counsel fees, expenses and liabilities incurred in or about the defense of any such claims or actions or proceedings brought thereon. Lessor shall give prompt written notice to Lessee of any claim asserted against Lessor after Lessor's actual knowledge of the claim, which, if sustained, may result in liability on Lessee hereunder; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor, covenants and agrees diligently to resist or defend such action or proceedings; provided, however, that Lessor will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by lessee. lessee will not make any claim against Lessor, nor shall Lessor be liable for any damage or injury to any property of Lessee or any other person on the Premises or to any part of the Premises due to any cause whatsoever, including water leakage, overflow or discharge, or rain or snow, unless such damage shall occur by reason of the neglect of the Lessor.

14. Improvements, Maintenance, Repairs and Alterations.

14.1. Lessee shall not commit, or suffer to be committed, any waste on the Premises, nor shall it maintain, commit or permit the maintenance or commission of any nuisance on the Premises or use the Premises for any unlawful purpose.

14.2. Lessee agrees, at its own cost and expense, to keep the Premises clean, in good order and repair, and to make all necessary repairs to the interior of the Premises (except for structural repairs and those repairs, the cost of which is the responsibility of Lessor, as provided in this Lease). Lessee further agrees at its own cost and expense, but subject to any provisions of this Lease making Lessor responsible for such repairs and replacements, to repair or replace, but not by way of limitation, all broken or damaged doors, plate glass, windows, plumbing and electrical fixtures, floors, stairways, railings, or other non-structural portions of the Premises.

14.3. Except as provided in Section 2.2 hereof, Lessee will not undertake or permit any demolition, or alterations, additions, or improvements to the Premises (structural or otherwise) without the prior written consent of Lessor, nor will Lessee make any material change in the Premises without the prior written consent of Lessor. All alterations and additions to the Premises made by lessee shall become part of the Premises.

14.4. Lessor agrees, at its own cost and expense, to keep and maintain in good order and repair, subject to the terms and conditions of this Lease, any damage by accident, fire and other casualty excepted, the exterior walls and roof of the Premises, the foundations and structure of the Premises, and all other items in or about the Premises, whether structural or otherwise, which it has undertaken to repair and replace pursuant to this Lease. Lessor shall have the right to enter the Premises during all reasonable hours upon twenty-four (24) hours written notice to Lessee, except in the case of emergencies, to inspect, maintain, repair or replace such structural systems and equipment as necessary. Lessor shall not be liable for any losses or damages incurred by Lessee due to the failure of such structural systems equipment to operate or the necessity of repairs.

14.5. Notwithstanding any other term, condition or agreement of this Lease with respect to repairs, replacements or maintenance, Lessee agrees that all repairs and replacements necessitated by the negligence or willful acts of Lessee or its agents, servants, employees, guests, visitors, or clients, shall be made or performed solely at Lessee's cost and expense.

15. Consent. Whenever the consent of the Lessor is given pursuant to the terms of this Agreement, such consent shall create no liability or responsibility upon Lessor, and whenever required, shall not unreasonably be withheld.

16. Destruction or Damage. Damage to or destruction of all or any portion of the building or improvements on the Premises by fire or any other cause shall not terminate this Lease or entitle Lessee to surrender the Premises or to any abatement of or reduction in rent payable by lessee or otherwise affect the respective obligations of Lessor and Lessee except to

the extent provided herein. In the event of such damage or destruction, the proceeds of any available insurance insuring damage to the Premises shall be paid to Lessor, subject to the terms of any mortgage encumbering the Premises, for restoration and reconstruction of the building and improvements, in accordance with the following:

16.1. If the Premises should be damaged or destroyed by fire, flood, or other casualty, Lessee shall give immediate written notice thereof to Lessor.

16.2. If the Premises should be totally destroyed by fire, flood, or other casualty, or if it should be so damaged that rebuilding or repairs cannot reasonably be completed within six (6) months from the date of written notification by lessee to Lessor of the occurrence of the damage, this Lease shall terminate, and rent shall be abated for the unexpired portion of this Lease, effective as of the date of said written notification.

16.3. If the Premises should be damaged by fire, flood, or other casualty, but to such an extent that rebuilding or repairs can reasonably be completed within six (6) months from the date of written notification by Lessee to Lessor of the occurrence of the damage, this Lease shall not terminate, but Lessor shall, if the casualty has occurred during the initial term of this Lease, at its sole cost and risk, proceed forthwith to rebuild or repair the Premises to substantially the same conditions in which they existed prior to such damage. If the casualty occurs during the last year of the term or any renewal term, and the Lessee has not or does not contractually bind itself in writing for an additional renewal of at least five (5) years, Lessor shall not be required to rebuild or repair such damage. If the Premises are to be rebuilt or repaired, and are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be adjusted equitably, in the proportion that the amount of the leased square footage in the leased Premises rendered untenantable bears to the entire leased square footage in the Premises. In the event that lessor should fail to complete such rebuilding or repairs within six (6) months from the date of written notification by lessee to Lessor of the occurrence of the damage, Lessee may, at its option, terminate this Lease by written notification at such time to Lessor, whereon all rights and obligations hereunder shall cease.

17. Condemnation. If all or a substantial part of the Premises is taken or condemned for public use (or if the owner elects to convey title to the condemnor by a deed in lieu of condemnation), this Lease will end as of the date title vests in the condemnor. Lessee will have no claim against Lessor or the condemnor as a result of such condemnation or conveyance except to the extent that an award shall specifically include an amount in respect of Lessee's expenses arising out of the necessity for relocation of its operation.

18. Assignment or Sublease by Lessee. Lessee shall not assign, transfer, or sublease the Premises without the prior consent of Lessor. Any unauthorized assignment shall be void, In the event of any assignment or transfer of this Lease or any sublease of the whole or any part of the Premises, Lessee shall nevertheless remain primarily liable to Lessor for the payment of all rent and for the full performance of all of the covenants and conditions of this Lease.

19. Quiet Enjoyment. Subject to the provisions of this Lease, Lessor covenants that Lessee, on performing the covenants and conditions on its part to be performed shall and may peaceably and quietly have, hold and enjoy the Premises free from molestation, eviction or disturbance by lessor or by any other person or persons lawfully claiming the same, by, through and under Lessor.

20. Inspection. The parties will at all reasonable times provide the other and any assignee with full and free access to the Premises and all plans, drawings and records thereof for reasonable inspection.

21. Events of Default by Lessee. During the term of this Lease, the following shall constitute Events of Default by Lessee:

21.1. Failure by Lessee to make payments under this Lease within five (5) business days after notice from Lessor to Lessee when the same are due, or, upon fifteen (15) days prior written notice from Lessor to Lessee, failure by lessee to comply with any other obligation, covenant or condition imposed upon it by this Lease at the times set forth herein. Notwithstanding anything to the contrary set forth herein, the Lessee shall only be entitled to notice of non-payment twice in any twelve (12) month period.

21.2. If the Lessee shall:

(a) apply for or consent to the appointment of a receiver, trustee, or liquidator for it or for any of its property;

(b) admit in writing an inability to pay its debts as they mature;

(c) make a general assignment for the benefit of creditors;

(d) be adjudicated a bankrupt or insolvent; or

(e) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or, if applicable, if action shall be taken by the Lessee for the purpose of effecting any of the foregoing.

22. Remedies for Lessee's Default.

22.1. Upon the occurrence of an Event of Default, the Lessor shall have the right at its election then or at any time thereafter, and while such default or defaults shall continue, to give the Lessee notice of Lessor's intention to terminate this Lease and all Lessee's rights hereunder, on a date specified in such notice, and on the date specified in such notice, the term of

this Lease and all rights granted Lessee hereunder shall come to an end as fully as if such date were the last day of the whole term hereinabove specified unless Lessee shall have cured such default and the Lessee hereby covenants peaceably and quietly to yield up and surrender to the Lessor the premises and to execute and deliver to Lessor such instrument or instruments as shall be required by lessor, as will properly evidence termination of Lessee's rights hereunder or its interest therein. In the event of termination of this Lease as in this paragraph above provided, the Lessor shall have the right to repossess the Premises, either without process of law or through any form of suit or proceedings, as well as the right to sue for and recover all rents and other sums at any time and from time to time that may become due hereunder, during the initial lease term or any renewal term for which Lessee shall have exercised an option to renew.

22.2. Notwithstanding any of the foregoing,

(a) Upon the termination of this Lease, either by expiration or in any other manner provided for in this Lease, the Lessee agrees to forthwith surrender possession of the Premises to the Lessor, and the Prothonotary or any attorney of any Court of Record of Pennsylvania is hereby authorized to appear and confess a judgment in an amicable action of ejectment against the Lessee and in favor of the Lessor for the Premises, and to direct the immediate issuance of a writ of possession, waiving all irregularities, without asking leave of Court.

(b) Upon the occurrence of an Event of Default, Lessor may, at their option, declare the entire rent reserved for the full term of this Lease then remaining unpaid, to be due and payable at once, and if paid by Lessee, Lessee may remain in possession under this Lease.

(c) Lessor, after notice to lessee, may perform for the account of Lessee, any covenant in the performance of which Lessee is in default or make any payment for which lessee is in default. lessee shall pay to Lessor, upon demand any amount paid by lessor in the performance of such covenant, and any amounts which lessor shall pay by reason of failure of Lessee to comply with any covenant or provision of this Lease, including reasonable counsel fees incurred in connection with the prosecution or defense of any proceedings instituted by reason of default by Lessee.

(d) UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND AFTER GIVING LESSEE FIFTEEN (15) DAYS PRIOR WRITTEN NOTICE AND LESSEE'S FAILURE TO CURE ALL DEFAULTS WITHIN FIFTEEN (15) DAYS OF THE DATE ON WHICH THE WRITTEN NOTICE IS SENT, LESSEE, FOR ITSELF, AND THOSE CLAIMING UNDER IT, DOES HEREBY AUTHORIZE AND EMPOWER THE PROTHONOTARY, CLERK OF COURT, OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR AND CONFESS JUDGMENT AGAINST LESSEE IN THE AMOUNT OF THE THEN UNPAID BALANCE OF THE RENT WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, RELEASE OF ERRORS, WITHOUT STAY OR EXECUTION, AND WITH FIVE (5%) PER CENT ADDED FOR COLLECTING FEES. FURTHERMORE,

LESSEE, FOR ITSELF AND THOSE CLAIMING UNDER IT, DOES HEREBY AUTHORIZE AND EMPOWER THE PROTHONOTARY, CLERK OF COURT, OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR AND CONFESS JUDGMENT IN EJECTMENT THEREIN AGAINST IT OR THOSE CLAIMING UNDER IT, FOR THE PREMISES HEREIN DESCRIBED, WITH COSTS, AND DOES AUTHORIZE THE IMMEDIATE ISSUING AND EXECUTION OF A WRIT OF POSSESSION OR OTHER EXECUTION FOR COSTS WITHOUT ASKING LEAVE OF COURT, AND DOES WAIVE ANY NOTICE TO QUIT REQUIRED BY LAW.

23. Cumulative Rights. No right or remedy herein conferred upon or reserved to lessor is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy herein given or hereafter existing at law or in equity or by statute, and may be pursued singly, successively or together at the sole discretion of lessor and may be exercised as often as the occasion therefor shall occur.

24. Effect of Waiver of Forbearance. No waiver by lessor of any default by Lessee in the performance of any of its obligations, agreements or covenants hereunder shall be a waiver of any subsequent default or of any obligation, agreement or covenant, nor shall any forbearance by lessor to seek a remedy for any default by lessee be a waiver by lessor of their rights and remedies with respect to that or any other default.

25. Default by Lessor and Lessee's Remedies. Notwithstanding any provision or obligation to the contrary hereinbefore or hereinafter set forth, the liability of Lessor shall be limited to its interest in the Premises, the improvements thereon, the rents, issues and profits therefrom, and the lien of any judgment shall be restricted thereto.

26. Recording. This Agreement shall not be recorded in any public office.

27. Notices: Place of Payment. All notices, demands, requests, consents, certificates, elections and waivers from either party to the other pursuant to any provision of this Lease shall be in writing and sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the addresses set forth in the introductory paragraph of this Lease Agreement or to such other addresses as the party to receive the communication may hereafter designate by written notice to the other. Unless otherwise provided in this Lease, all payments to be made to Lessor hereunder shall be made to Lessor at the address from time to time designated as aforesaid for the giving of notice.

28. Entire Agreement; Amendments. This Lease sets forth all the agreements, conditions, and understandings between the Lessor and the Lessee relative to the premises, and there are no agreements, conditions or undertakings, either oral or written between them, other than are herein set forth. It is further understood and agreed that except as hereinafter otherwise provided, no subsequent alteration, amendment, change, or addition to this Lease shall be binding upon the Lessor or the Lessee unless reduced to writing and signed by them.

29. Successors and Assigns; Binding Nature. The successors or assigns of the Lessor and Lessee shall be bound by and entitled to the benefit of this Lease, and the conditions and agreements herein contained.

30. Severability. The provisions of this Lease are joint and severable, and in the event any provision hereof is deemed unenforceable by any court of competent jurisdiction, such unenforceable provision shall be deleted herefrom, and this Lease interpreted and enforced as if such unenforceable provision were never a part hereof.

31. Mechanics' Liens. Lessee shall not create any lien on the interest of the Lessor in the Premises.

32. Rights Reserved by Lessor. Lessor reserves the right to enter the Premises during the last forty-five (45) days of the term, provided Lessee shall have removed all of Lessee's property from the Premises, for the purpose of altering, remodeling, repairing, renovating, or otherwise preparing the Premises for re-tenanting, and to enter the Premises, either voluntarily or pursuant to governmental requirement, at all reasonable time to make such inspections, repairs, alterations, improvements, or additions of, or to, the Premises and all systems appurtenant thereto, as Lessor may deem necessary or desirable, and for any purpose whatsoever related to the safety, protection, preservation, or improvement of the Premises, and during such times may close temporarily entrances, doors, corridors, or other public or common facilities.

33. Common Areas. Notwithstanding anything contained herein to the contrary, Lessor retains the right to make reasonable rules and regulations with reference to the Common Areas. The Lessor further retains the right to prohibit smoking anywhere in the Center, including without limitation, the Premises.

34. Signs. Lessee shall not erect any signs or advertising upon the Premises except with the prior written consent of Lessor.

35. Surrender. Upon expiration or sooner termination of the term of this Lease, Lessee shall surrender the Premises to lessor broom clean and in the same condition in which Lessee is required to maintain the Premises, reasonable wear and tear excepted. On the date of such surrender, lessee shall remove from the Premises all property of Lessee or any other party and all debris.

36. Subordination. At the option of Lessor, this Lease is and shall be subject and subordinate to any and all ground or underlying leases and to any and all mortgages which may now, or if such future mortgagee shall execute a non-disturbance and attornment agreement, hereafter affect the Premises or this Lease or the real property of which the Premises form a part. This Lease shall thereupon be subject and subordinate also to all renewals, modifications, consolidations, replacements, and extensions of any such mortgages or ground leases. This clause shall be self-operative upon notice from Lessor, and no further instrument of subordination shall be required. However, in confirmation of such subordination, Lessee shall execute promptly any

certification or subordination agreement required by Lessor. Lessee hereby constitutes and appoints Lessor as Lessee's attorney-in-fact to execute any such certificate or agreement for or on behalf of lessee, and this power of attorney is declared to be irrevocable and coupled with an interest so long as this Lease remains in force.

37. Lessor's Waiver. Upon written request by Lessee, Lessor agrees to promptly execute any reasonable landlord's lien waiver, subordinating Lessor's right to a landlord's lien under statutory and/or common law of Pennsylvania, to the perfected Uniform Commercial Code security interest of any bona fide third party lender of the Lessee, which is necessary for the Lessee to secure financing for Lessee's MRI equipment and related improvements.

38. Exclusive Use. Lessee is hereby granted the exclusive right to operate a MRI scanning device and/or MRI scanning center within the Center during the original term of this Lease and any extension hereof. Lessor shall not lease any part of the Center, or allow any other tenant, except Lessee, to operate a MRI device or operate a MRI scanning center within the Center during the term hereof.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

LESSOR:
NORWEGIAN REAL ESTATE LIMITED PARTNERSHIP
By: Norwegian General, Inc., Its General Partner

By: ______________________ President
Title:

LESSEE:
SCHUYLKILL OPEN MRI, INC.

By: ______________________ CEO
Title:

EXHIBIT "A"